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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 24, 2003 relating to the consolidated financial statements and financial statement schedule of America West Holdings Corporation and our reports dated March 24, 2003 relating to the financial statements and financial statement schedule of America West Airlines, Inc., which appear in America West Holdings Corporation's and America West Airlines, Inc.'s combined Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
March 10, 2004